Exhibit 99.1

Part I - Financial Information

ITEM 1. FINANCIAL STATEMENTS

LEVEL 3 PARENT, LLC AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

	Three Months Ended		Nine Months Ended
(dollars in millions, except per share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenue	$2,059	$2,033	$6,168	$6,140
Costs and Expenses:
Network access costs	678	675	2,044	2,045
Network related expenses	345	337	1,018	1,014
Depreciation and amortization	333	319	983	930
Selling, general and administrative expenses	348	348	1,078	1,061

Total Costs and Expenses	1,704	1,679	5,123	5,050

Operating Income	355	354	1,045	1,090
Other Income (Expense):
Interest income	6	1	11	3
Interest expense	(134)	(139)	(400)	(414)
Loss on modification and extinguishment of debt	—	—	(44)	(40)
Other, net	6	1	9	(14)

Total Other Expense	(122)	(137)	(424)	(465)

Income Before Income Taxes	233	217	621	625
Income Tax Expense	(76)	(74)	(215)	(198)

Net Income	$157	$143	$406	$427

Basic Earnings per Common Share
Net Income Per Share	$0.43	$0.40	$1.12	$1.19
Weighted-Average Shares Outstanding (in thousands)	363,471	359,561	362,413	358,097
Diluted Earnings per Common Share
Net Income Per Share	$0.43	$0.39	$1.11	$1.18
Weighted-Average Shares Outstanding (in thousands)	365,323	361,907	364,710	361,072

See accompanying notes to unaudited Consolidated Financial Statements.

LEVEL 3 PARENT, LLC AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Nine Months Ended
(dollars in millions)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net Income	$157	$143	$406	$427
Other Comprehensive Income (Loss), net of Tax:
Foreign currency translation adjustments, net of tax effect of ($18), $6, ($55) and $30	44	(15)	106	9
Defined benefit pension plan adjustments, net of tax effect of ($1), ($1), ($1), and ($2)	—	—	—	(1)

Other Comprehensive Income (Loss), net of Tax	44	(15)	106	8

Comprehensive Income	$201	$128	$512	$435

See accompanying notes to unaudited Consolidated Financial Statements.

LEVEL 3 PARENT, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(dollars in millions, except per share data)	September 30, 2017	December 31, 2016
Assets:
Current Assets:
Cash and cash equivalents	$2,252	$1,819
Restricted cash and securities	5	7
Receivables, less allowances for doubtful accounts of $32 and $29, respectively	750	712
Other	136	115

Total Current Assets	3,143	2,653
Property, Plant and Equipment, net of accumulated depreciation of $12,203 and $11,249, respectively	10,485	10,139
Restricted Cash and Securities	29	31
Goodwill	7,741	7,729
Other Intangibles, net	761	915
Deferred Tax Assets	3,162	3,370
Other Assets, net	52	51

Total Assets	$25,373	$24,888

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$704	$706
Current portion of long-term debt	7	7
Accrued payroll and employee benefits	247	195
Accrued interest	95	129
Current portion of deferred revenue	276	266
Other	139	168

Total Current Liabilities	1,468	1,471
Long-Term Debt, less current portion	10,586	10,877
Deferred Revenue, less current portion	1,132	1,001
Other Liabilities	637	622

Total Liabilities	13,823	13,971
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value, authorized 10,000,000 shares: no shares issued or outstanding	—	—
Common stock, $.01 par value, authorized 433,333,333 shares in both periods; 362,799,950 issued and outstanding at September 30, 2017 and 360,021,098 issued and outstanding at December 31, 2016	4	4
Additional paid-in capital	19,921	19,800
Accumulated other comprehensive loss	(281)	(387)
Accumulated deficit	(8,094)	(8,500)

Total Stockholders’ Equity	11,550	10,917

Total Liabilities and Stockholders’ Equity	$25,373	$24,888

See accompanying notes to unaudited Consolidated Financial Statements.

LEVEL 3 PARENT, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended
(dollars in millions)	September 30, 2017	September 30, 2016
Cash Flows from Operating Activities:
Net income	$406	$427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	983	930
Non-cash compensation expense attributable to stock awards	120	121
Loss on modification and extinguishment of debt	44	40
Accretion of debt discount and amortization of debt issuance costs	13	15
Accrued interest on long-term debt, net	(34)	27
Deferred income taxes	189	163
Loss (gain) on sale of property, plant and equipment and other assets	6	(1)
Other, net	5	(7)
Changes in working capital items:
Receivables	(34)	16
Other current assets	(38)	(40)
Accounts payable	(10)	99
Deferred revenue	134	21
Other current liabilities	7	(25)

Net Cash Provided by Operating Activities	1,791	1,786
Cash Flows from Investing Activities:
Capital expenditures	(1,018)	(1,028)
Change in restricted cash and securities, net	4	11
Purchases of marketable securities	(1,127)	—
Maturity of marketable securities	1,127	—
Proceeds from the sale of property, plant and equipment and other assets	1	1

Net Cash Used in Investing Activities	(1,013)	(1,016)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	4,569	764
Payments on and repurchases of long-term debt and capital leases	(4,917)	(818)

Net Cash Used in Financing Activities	(348)	(54)
Effect of Exchange Rates on Cash and Cash Equivalents	3	(1)

Net Change in Cash and Cash Equivalents	433	715
Cash and Cash Equivalents at Beginning of Period	1,819	854

Cash and Cash Equivalents at End of Period	$2,252	$1,569

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$412	$372
Income taxes paid, net of refunds	$47	$26

See accompanying notes to unaudited Consolidated Financial Statements.

LEVEL 3 PARENT, LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

Effective November 1,2017, Level 3 Communications, Inc. became an indirect wholly owned subsidiary of CenturyLink, Inc. Upon completion of the acquisition, Level 3 Communications, Inc.’s name changed to Level 3 Parent, LLC. Unless the context requires otherwise, references in this report to “Level 3 Communications, Inc.,” “Level 3,” “we,” “us,” the “Company” and “our” refer to Level 3 Parent, LLC and its consolidated subsidiaries.

(1) Organization and Summary of Significant Accounting Policies

Description of Business

We are a facilities-based provider (that is, a provider that owns or leases a substantial portion of the property, plant and equipment necessary to provide our services) of a broad range of integrated communications services. We created our communications network by constructing our own assets and through a combination of purchasing other companies and purchasing or leasing facilities from others. Our network is an international, facilities-based communications network. We designed our network to provide communications services that employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

On October 31, 2016, we entered into an agreement and plan of merger (the “Merger Agreement”) with CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), Wildcat Merger Sub 1 LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of CenturyLink (“Merger Sub 1”), and WWG Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of CenturyLink (“Merger Sub 2”), pursuant to which, effective November 1, 2017, we were acquired by CenturyLink in a cash and stock transaction, including the assumption of our debt (the “CenturyLink Merger”). See Note 2—Events Associated with the CenturyLink Merger.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include our and our subsidiaries’ accounts in which we have a controlling interest. All significant intercompany accounts and transactions have been eliminated. The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

As part of our consolidation policy, we consider our controlled subsidiaries, investments in businesses in which we are not the primary beneficiary or do not have effective control but have the ability to significantly influence operating and financial policies, and variable interests resulting from economic arrangements that give us rights to economic risks or rewards of a legal entity. We do not have variable interests in a variable interest entity where we are required to consolidate the entity as the primary beneficiary. Due to exchange restrictions and other conditions, effective at the end of the third quarter of 2015 we deconsolidated our Venezuelan subsidiary and began accounting for our investment in our Venezuelan subsidiary using the cost method of accounting. The factors that led to our conclusions at the end of the third quarter of 2015 continued to exist through the end of the third quarter of 2017.

The accompanying Consolidated Balance Sheet as of December 31, 2016, which was derived from audited Consolidated Financial Statements, and the unaudited interim Consolidated Financial Statements as of September 30, 2017 and for the three and nine months ended September 30, 2017 and 2016 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by GAAP for complete financial statements. These financial statements should be read in conjunction with our audited Consolidated Financial Statements and notes thereto included in our Form 10-K for the year ended December 31, 2016. In the opinion of our management, these financial statements contain all adjustments necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the interim periods presented herein. The results of operations for an interim period are not necessarily indicative of the results of operations expected for a full fiscal year.

The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates under different assumptions or conditions and such differences could be material.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC 842”), which requires entities that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. This ASU will replace most existing leasing guidance in U.S. GAAP when it becomes effective. The new standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those years. Early application is permitted. The standard requires the use of a modified retrospective transition method. We are evaluating the effect that ASU 2016-02 will have on our Consolidated Financial Statements and related disclosures, and expect the new guidance to significantly increase the reported assets and liabilities on our Consolidated Balance Sheets.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition and requires an entity to recognize the amount of revenue it expects to be entitled to for the transfer of promised goods or services to customers. The ASU and subsequent amendments have been codified as ASC 606, Revenue from Contracts with Customers (“ASC 606”). In July 2015, the FASB deferred the effective date to annual reporting periods beginning after December 15, 2017, and interim reporting periods within those periods. Early adoption is permitted using the original effective date of annual reporting periods beginning after December 15, 2016, and interim reporting periods within those periods. The new guidance may be applied retrospectively to each prior period presented or prospectively with the cumulative effect recognized as of the date of initial adoption. We will not adopt ASC 606 early.

We have performed a comprehensive analysis of our revenue streams and contractual arrangements to identify and quantify the effects of ASC 606 on our consolidated financial statements and are developing new accounting and reporting policies, business and internal control processes and procedures to facilitate adoption of the standard. Because we currently have service contracts that contain a significant financing component that are not currently separately accounted for, we will be required to estimate and record incremental revenue and interest cost associated with these contractual terms. In addition, we will be required to capitalize, and subsequently amortize, commission costs associated with obtaining or fulfilling our customer contracts, which we do not currently defer and amortize. We will also have to comply with new revenue disclosure requirements. We are continuing to review and evaluate underlying contract information that will be used to support new accounting and disclosure requirements under ASC 606 and evaluate other matters that may result from adoption of the standard. We have not yet selected a transition method, as our method of transition may be affected by the CenturyLink Merger, which was completed effective November 1, 2017 (see Note 2—Events Associated with the CenturyLink Merger), and subsequent integration activities completed prior to the January 1, 2018 ASC 606 adoption date.

(2) Events Associated with the CenturyLink Merger

On November 1, 2017, pursuant to the terms and conditions of the previously-announced Merger Agreement, dated as of October 31, 2016, among Level 3, CenturyLink, Merger Sub I and Merger Sub 2, Merger Sub 1 merged with and into Level 3 (the “Initial Merger”) and immediately thereafter Level 3 merged with and into Merger Sub 2 (the “Subsequent Merger”), with Merger Sub 2 surviving such merger as an indirect wholly owned subsidiary of CenturyLink under the name of Level 3 Parent, LLC.

In connection with the Initial Merger, each outstanding share of Level 3 Communications, Inc. common stock, par value $0.01 per share (the “LVLT Common Stock”), other than shares held by holders who have properly exercised appraisal rights and shares owned by CenturyLink, Level 3 or their respective subsidiaries, was converted into the right to receive $26.50 in cash, without interest, and 1.4286 shares of CenturyLink common stock, par value $1.00 per share (“CTL Common Stock”), with cash paid in lieu of fractional shares.

In addition, as a result of the Initial Merger, (i) each outstanding Level 3 restricted stock unit award granted prior to April 1, 2014 or granted to an outside director of Level 3 was converted into the right to receive $26.50 in cash and 1.4286 shares of CTL Common Stock (and cash in lieu of fractional shares) with respect to each Level 3 share covered by such award, less applicable tax withholdings, and (ii) each outstanding Level 3 restricted stock unit award granted on or after April 1, 2014 (other than those granted to outside directors of Level 3) was converted into a restricted stock unit award relating to such number of shares of CTL Common Stock determined in accordance with a formula set forth in the Merger Agreement (the “Continuing RSU Awards”). The Continuing RSU Awards will remain subject to the same terms and conditions applicable to the original Level 3 awards immediately prior to their conversion, subject to certain exceptions.

As a result of the Initial Merger, CenturyLink delivered to our stockholders an aggregate of approximately $9.6 billion in cash and approximately 517.3 million shares of CTL Common Stock valued at approximately $9.8 billion (excluding shares of CTL Common Stock subject to future issuance under the Continuing RSU Awards and amounts to be paid to holders of dissenting shares), based on the number of shares of LVLT Common Stock and Converted RSU Awards outstanding at the close of business on October 31, 2017 and the per share closing price of CTL Common Stock on the New York Stock Exchange on October 31, 2017.

The above-described issuance of shares of CTL Common Stock in connection with the Initial Merger was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (File No. 333-215121) filed by us with the U.S. Securities and Exchange Commission (the “Commission”) and declared effective on February 13, 2017. The joint proxy statement/ prospectus of CenturyLink and Level 3 included in the registration statement (the “Joint Proxy Statement/Prospectus”), including the various reports incorporated by reference therein, contains additional information about the above-described transactions.

In connection with the closing of the Merger Agreement, we invested $1.825 billion in CenturyLink in exchange for an unsecured demand note that bears interest at 3.5% per annum. The principal amount of such note is payable upon demand by Level 3 Parent but no later than November 1, 2020, and is prepayable by CenturyLink at any time.

The U.S. Department of Justice approved the acquisition subject to conditions of a consent decree on October 2, 2017, which requires the combined company to divest certain Level 3 metro network assets in the markets located in Albuquerque, New Mexico; Boise, Idaho; and Tucson, Arizona and the combined company will divest 24 strands of dark fiber connecting 30 specified city-pairs across the United States in the form of an Indefeasible Right of Use agreement. The carrying value of the metro network and dark fiber assets is not material to Level 3.

Our results of operations will be included in the consolidated results of operations of CenturyLink beginning November 1, 2017. CenturyLink will account for its acquisition of us under the acquisition method of accounting, which will result in the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition, with the excess purchase price being recognized as goodwill. None of the goodwill associated with this transaction is deductible for income tax purposes. The allocation of the purchase price to the assets acquired and liabilities assumed (and the related estimated lives of depreciable tangible and identifiable intangible assets) will require a significant amount of judgment. Such allocation of the purchase price (including the assignment of goodwill to reporting units) will be determined based upon an analysis currently being performed, which is expected to be complete no later than the fourth quarter of 2018. The recognition of assets and liabilities at fair value will be reflected in our financial statements and therefore will result in a new basis of accounting for the “successor period” beginning on November 1, 2017. This new basis of accounting means that our financial statements for the successor periods will not be comparable to our previously reported financial statements, including the financial statements in this report.

We recognized $31 million and $74 million of expenses associated with our activities surrounding the CenturyLink Merger for the three and nine months ended September 30, 2017, respectively.

(3) Earnings Per Share

We compute basic earnings per share by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing the net income for the period by the weighted average number of shares of common stock outstanding during the period and including the dilutive effect of common stock that would be issued assuming exercise of stock-based compensation awards.

The effects of approximately 2 million total restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”) outstanding at September 30, 2017 have been included in the computation of diluted earnings per share for the three and nine months ended September 30, 2017. Less than 1 million of PRSUs granted in 2016 were excluded from the computation of diluted earnings per share for the three and nine months ended September 30, 2017, as they were contingently issuable and no shares would have been issued if these periods were the end of the contingency period. The effect of approximately 2 million and 3 million total outperform stock appreciation rights (“OSOs”), RSUs and PRSUs outstanding at September 30, 2016 were included in the computation of diluted earnings per share for the three and nine months ended September 30, 2016, respectively.

(4) Other Intangible Assets

Other intangible assets as of September 30, 2017 and December 31, 2016 were as follows:

(dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net
September 30, 2017
Finite-Lived Intangible Assets:
Customer Contracts and Relationships	$1,973	$(1,250)	$723
Trademarks	55	(55)	—
Patents and Developed Technology	228	(205)	23

	2,256	(1,510)	746
Indefinite-Lived Intangible Assets:
Trade Name	15	—	15

	$2,271	$(1,510)	$761

December 31, 2016
Finite-Lived Intangible Assets:
Customer Contracts and Relationships	$1,973	$(1,113)	$860
Trademarks	55	(55)	—
Patents and Developed Technology	229	(189)	40

	2,257	(1,357)	900
Indefinite-Lived Intangible Assets:
Trade Name	15	—	15

	$2,272	$(1,357)	$915

Finite-lived intangible asset amortization expense was $49 million and $153 million for the three and nine months ended September 30, 2017 and $53 million and $159 million for the three and nine months ended September 30, 2016.

At September 30, 2017, the weighted average remaining useful lives of our finite-lived intangible assets was 4.1 in total; 4.2 for customer contracts and relationships, and 2.1 for patents and developed technology.

As of September 30, 2017, estimated amortization expense for our finite-lived intangible assets over the next five years is as follows (dollars in millions):

2017 (remaining three months)	$47
2018	190
2019	179
2020	166
2021	143
2022	21
Thereafter	—

$746

(5) Fair Value of Financial Instruments

Our financial instruments consist of cash, cash equivalents, restricted cash and securities, receivables, accounts payable, capital leases, other liabilities and long-term debt (including the current portion). The carrying values of cash and cash equivalents, restricted cash and securities, receivables, accounts payable, capital leases and other liabilities approximated their fair values at September 30, 2017 and December 31, 2016.

GAAP defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements and disclosures for assets and liabilities required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability, such as interest and foreign exchange rates, transfer restrictions, and risk of nonperformance.

Fair Value Hierarchy

GAAP establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value measurement of each class of assets and liabilities is dependent upon its categorization within the fair value hierarchy, based upon the lowest level of input that is significant to the fair value measurement of each class of asset and liability. GAAP establishes three levels of inputs that may be used to measure fair value:

Level 1 —	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 —	Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3 —	Unobservable inputs for the asset or liability.

We recognize transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the fair value hierarchy during each of the nine months ended September 30, 2017 and September 30, 2016.

The table below presents the fair values for our long-term debt as well as the input levels used to determine these fair values as of September 30, 2017 and December 31, 2016:

			Fair Value Measurement Using
	Total Carrying Value in Consolidated Balance Sheets		Unadjusted Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)		Significant Other Observable Inputs (Level 2)
(dollars in millions)	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Liabilities Not Recorded at Fair Value in the Financial Statements:
Long-term Debt, including the current portion:
Term Loans	$4,569	$4,566	$4,611	$4,671	$—	$—
Senior Notes	5,845	6,135	6,065	6,283	—	—
Capital Leases and Other	179	183	—	—	179	183

Total Long-term Debt, including the current portion	$10,593	$10,884	$10,676	$10,954	$179	$183

We do not have any assets or liabilities where the fair value is measured using significant unobservable inputs (Level 3).

Term Loans

The fair value of the Term Loans referenced above was approximately $4.6 billion and $4.7 billion at September 30, 2017 and December 31, 2016, respectively. The fair value of each loan is based on quoted prices. Each loan tranche is actively traded. For additional information on the refinancing of the Term Loans, see Note 6—Long-Term Debt.

Senior Notes

The fair value of the Senior Notes referenced above was approximately $6.1 billion at September 30, 2017 and $6.3 billion at December 31, 2016, respectively, based on quoted prices for identical terms and maturities. Each series of notes is actively traded. On September 29, 2017, the $300 million aggregate principal amount plus accrued and unpaid interest due under the Floating Rate Senior Notes due 2018 was paid.

Capital Leases

The fair value of our capital leases is determined by discounting anticipated future cash flows derived from the contractual terms of the obligations and observable market interest and foreign exchange rates.

(6) Long-Term Debt

The following table summarizes our long-term debt (amounts in millions):

	Date of				September 30, 2017	December 31, 2016
	Issuance/ Amendment	Maturity	Interest Payments	Interest Rate	Amount	Amount
Senior Secured Term Loans:
Borrowed by Level 3 Financing, Inc.
Tranche B-III 2019 Term Loan (1)(4)	Aug 2013	—	Quarterly	LIBOR +3.00%	$—	$815
Tranche B 2020 Term Loan (1)(4)	Oct 2013	—	Quarterly	LIBOR +3.00%	—	1,796
Tranche B-II 2022 Term Loan (1)(4)	May 2015	—	Quarterly	LIBOR +2.75%	—	2,000
Tranche B 2024 Term Loan (4)(5)	Feb 2017	Feb 2024	Quarterly	LIBOR +2.25%	4,611	—
Senior Notes:
Issued by Level 3 Financing, Inc.
Floating Rate Senior Notes due 2018 (2)(4)	Nov 2013	Jan 2018	May/Nov	6-Month LIBOR +3.50%	—	300
6.125% Senior Notes due 2021 (2)	Nov 2013	Jan 2021	Apr/Oct	6.125%	640	640
5.375% Senior Notes due 2022 (2)	Aug 2014	Aug 2022	May/Nov	5.375%	1,000	1,000
5.625% Senior Notes due 2023 (2)	Jan 2015	Feb 2023	Jun/Dec	5.625%	500	500
5.125% Senior Notes due 2023 (2)	Apr 2015	May 2023	Mar/Sept	5.125%	700	700
5.375% Senior Notes due 2025 (2)	Apr 2015	May 2025	Mar/Sept	5.375%	800	800
5.375% Senior Notes due 2024 (2)	Nov 2015	Jan 2024	Jan/Jul	5.375%	900	900
5.25% Senior Notes due 2026 (2)	Mar 2016	Mar 2026	Apr/Oct	5.250%	775	775
Issued by Level 3 Parent, LLC
5.75% Senior Notes due 2022 (3)	Dec 2014	Dec 2022	Mar/Sept	5.750%	600	600
Capital Leases and Other Debt					179	183

Total Debt Obligations					10,705	11,009
Unamortized discounts					—	(13)
Unamortized debt issuance costs					(112)	(112)
Current Portion					(7)	(7)

Total Long-Term Debt					$10,586	$10,877

(1)	The term loans were secured obligations and guaranteed by Level 3 Communications, Inc. and Level 3 Communications, LLC and certain other subsidiaries.
(2)	The notes are fully and unconditionally guaranteed on an unsubordinated unsecured basis by Level 3 Parent, LLC and Level 3 Communications, LLC.
(3)	The notes are not guaranteed by any of Level 3 Parent, LLC’s subsidiaries.
(4)	The Tranche B 2024 Term Loan had an interest rate of 3.486% as of September 30, 2017. All other term loans were refinanced on February 22, 2017 as described below. The Tranche B-III 2019 Term Loan and the Tranche B 2020 Term Loan each had an interest rate of 4.000% as of December 31, 2016. The Tranche B-II 2022 Term Loan had an interest rate of 3.500% as of December 31, 2016. The interest rate on the Tranche B-III 2019 Term Loan and the Tranche B 2020 Term Loan were set with a minimum LIBOR of 1.00%. The interest rate on the Tranche B-II 2022 Term Loan was set with a minimum LIBOR of 0.75% and the interest rate on the Tranche B 2024 Term Loan is set with a minimum LIBOR of zero percent. The Floating Rate Senior Notes due 2018 had an interest rate of 4.762% as of December 31, 2016.
(5)	The Tranche B 2024 Term Loan is a secured obligation and is guaranteed by Level 3 Parent, LLC and certain of its non-regulated subsidiaries.

Senior Secured Term Loans

As of September 30, 2017, Level 3 Financing, Inc., Level 3 Parent, LLC’s direct wholly owned subsidiary (“Level 3 Financing”) had a senior secured credit facility consisting of a $4.611 billion Tranche B Term Loan due 2024.

On February 22, 2017, we completed the refinancing of all of our then outstanding $4.611 billion senior secured term loans through the issuance of a new Tranche B 2024 Term Loan in the principal amount of $4.611 billion. The term loans refinanced were our Tranche B-III 2019 Term Loan, Tranche B 2020 Term Loan, and the Tranche B-II 2022 Term Loan. The new Tranche B 2024 Term Loan bears interest at LIBOR plus 2.25 percent, with a zero percent minimum LIBOR, and will mature on February 22, 2024. The Tranche B 2024 Term Loan was priced to lenders at par, with the payment to the lenders at closing of an upfront 25 basis point fee. We recognized a charge of approximately $44 million for modification and extinguishment in the first quarter of 2017 related to this refinancing.

As the new Tranche B 2024 Term Loan represents a new tranche to our existing credit facility, new regulatory approvals are required for Level 3 Communications, LLC and certain other regulated subsidiaries of Level 3 Financing to guarantee and to provide security for the Tranche B 2024 Term Loan. As a result, the guarantees and a portion of the collateral provided by those entities to support the term loans that were refinanced are not available to support the Tranche B 2024 Term Loan unless and until those regulatory approvals are obtained.

Senior Notes

All of the notes pay interest semiannually, and allow for the redemption of the notes at the option of the issuer upon not less than 30 or more than 60 days’ prior notice by paying the greater of 101% of the principal amount or a “make-whole” amount, plus accrued interest. In addition, the notes also have a provision that allows for an additional right of optional redemption using cash proceeds received from the sale of equity securities. For specific details of these features and requirements, including the applicable premiums and timing, refer to the indentures for the respective senior notes in connection with the original issuances.

7% Senior Notes due 2020 and 5.25% Senior Notes due 2026

On March 22, 2016, Level 3 Financing issued $775 million in aggregate principal amount of our 5.25% Senior Notes due 2026 (the “5.25% Senior Notes due 2026”). The 5.25% Senior Notes due 2026 are fully and unconditionally guaranteed on an unsubordinated unsecured basis by Level 3 Parent, LLC and Level 3 Communications, LLC.

On April 21, 2016, all of the outstanding principal amount of the 7% Senior Notes Due 2020 was redeemed at a redemption price equal to 104.138% of the principal amount, along with accrued and unpaid interest to but excluding the redemption date. To fund the redemption of these notes, Level 3 Financing used the net proceeds, along with cash on hand, from the March 22, 2016 issuance of our 5.25% Senior Notes due 2026. We recognized a charge of approximately $40 million for modification and extinguishment in the second quarter of 2016 related to this refinancing.

Floating Rate Senior Notes due 2018

On September 29, 2017, the $300 million aggregate principal amount plus accrued and unpaid interest due under the Floating Rate Senior Notes due 2018 was paid and we recognized a loss on extinguishment of less than $1 million.

Capital Leases

As of September 30, 2017, we had $179 million of capital leases. We lease property, equipment, certain dark fiber facilities and metro fiber under non-cancelable IRU agreements that are accounted for as capital leases. The weighted average interest rate on these capital leases approximated 5.8% as of September 30, 2017.

Covenant Compliance

At September 30, 2017 and December 31, 2016, we were in compliance with the financial covenants on all outstanding debt issuances.

Long-Term Debt Maturities

Aggregate future contractual maturities of long-term debt and capital leases (excluding debt issuance costs) were as follows as of September 30, 2017 (dollars in millions):

2017 (remaining three months)	$2
2018	7
2019	7
2020	8
2021	650
2022	1,610
Thereafter	8,421

$10,705

(7) Accumulated Other Comprehensive Loss

The accumulated balances for each classification of other comprehensive income (loss) were as follows:

(dollars in millions)	Net Foreign Currency Translation Adjustment	Defined Benefit Pension Plans	Total
Balance at December 31, 2015	$(273)	$(28)	$(301)
Other comprehensive income (loss) before reclassifications, net of tax	9	(2)	7
Amounts reclassified from accumulated other comprehensive loss	—	1	1

Balance at September 30, 2016	$(264)	$(29)	$(293)

Balance at December 31, 2016	$(353)	$(34)	$(387)
Other comprehensive income before reclassifications, net of tax	106	1	107
Amounts reclassified from accumulated other comprehensive loss	—	(1)	(1)

Balance at September 30, 2017	$(247)	$(34)	$(281)

(8) Stock-Based Compensation

The following table summarizes non-cash compensation expense for each of the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2017	2016	2017	2016
Outperform Stock Appreciation Rights	$—	$—	$—	$2
Restricted Stock Units	21	26	77	60
Performance Restricted Stock Units	5	9	17	33
401(k) Match Expense	7	8	26	27

	33	43	120	122
Capitalized Non-Cash Compensation	—	—	—	(1)

Total	$33	$43	$120	$121

As of September 30, 2017, there were approximately 5 million total restricted stock and performance restricted stock units outstanding.

(9) Segment Information

Prior to the CenturyLink Merger, our operating revenues were generated primarily from our former segments (North America; Europe, the Middle East and Africa (“EMEA”); and Latin America), and our Chief Operating Decision Maker (“CODM”) regularly reviewed information for each of our segments to evaluate performance and to allocate resources. The accounting principles used to determine segment results were the same as those used in our consolidated financial statements.

As of November 1, 2017, the effective date of the CenturyLink Merger, our operations will be integrated into and will be reported as part of the segments of CenturyLink. CenturyLink’s CODM has become our CODM, but will review our financial information on an aggregate basis only in connection with our quarterly and annual reports.

Operating segments are defined under GAAP as components of an enterprise for which separate financial information is available and evaluated regularly by our CODM in deciding how to allocate resources and assess performance. Our former reportable segments consisted of: 1) North America; 2) EMEA; and 3) Latin America. Other separate business interests that are not segments include interest, certain corporate assets and overhead costs, and certain other general and administrative costs that were not allocated to any of the operating segments.

The CODM measured and evaluated segment performance primarily based upon revenue, revenue growth and Adjusted EBITDA. Adjusted EBITDA, as defined by us, is equal to net income from the Consolidated Statements of Income before (1) income tax benefit (expense), (2) total other income (expense), (3) non-cash impairment charges included within selling, general and administrative expenses and network related expenses, (4) depreciation and amortization expense, and (5) non-cash stock-based compensation expense included within selling, general and administrative expenses and network related expenses.

Adjusted EBITDA is not a measurement under GAAP and may not be used in the same way by other companies. Management believes that Adjusted EBITDA is an important part of our internal reporting and is a key measure used by management to evaluate our profitability and operating performance and to make resource allocation decisions. Management believes such measurement is especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses.

Adjusted EBITDA excludes non-cash impairment charges and non-cash stock-based compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income tax benefit (expense) because these items are associated with our capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the effect of capital investments which management believes are better evaluated through cash flow measures. Adjusted EBITDA excludes net other income (expense) because these items are not related to our primary operations.

There are limitations to using non-GAAP financial measures such as Adjusted EBITDA, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income tax benefit (expense), depreciation and amortization expense, non-cash impairment charges, non-cash stock-based compensation expense, and net other income (expense). Adjusted EBITDA should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

The following table presents revenue by segment:

	Three Months Ended		Nine Months Ended
(dollars in millions)	September 30, 2017	September 30, 2016(1)	September 30, 2017	September 30, 2016(1)
Core Network Services Revenue:
North America	$1,597	$1,573	$4,798	$4,779
EMEA	184	180	535	561
Latin America	182	176	541	491

Total Core Network Services Revenue	1,963	1,929	5,874	5,831
Wholesale Voice Services Revenue:
North America	90	98	279	292
EMEA	3	4	8	11
Latin America	3	2	7	6

Total Wholesale Voice Services Revenue	96	104	294	309

Total Revenue	$2,059	$2,033	$6,168	$6,140

(1)	The 2016 results have been adjusted to reflect changes made to customer assignments between the wholesale and enterprise channels as of the beginning of 2017.

The following table presents Adjusted EBITDA by segment and reconciles Adjusted EBITDA to net income:

	Three Months Ended		Nine Months Ended
(dollars in millions)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Adjusted EBITDA:
North America	$817	$784	$2,441	$2,415
EMEA	64	56	189	162
Latin America	78	80	235	218
Unallocated Corporate Expenses	(238)	(204)	(717)	(654)

Adjusted EBITDA	721	716	2,148	2,141
Income Tax Expense	(76)	(74)	(215)	(198)
Total Other Expense	(122)	(137)	(424)	(465)
Depreciation and Amortization	(333)	(319)	(983)	(930)
Non-Cash Stock Compensation	(33)	(43)	(120)	(121)

Net Income	$157	$143	$406	$427

The following table presents capital expenditures by segment and reconciles capital expenditures by segment to total capital expenditures:

	Three Months Ended		Nine Months Ended
(dollars in millions)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Capital Expenditures:
North America	$216	$245	$690	$677
EMEA	25	38	83	117
Latin America	48	44	126	118
Unallocated Corporate Capital Expenditures	33	37	119	116

Total Capital Expenditures	$322	$364	$1,018	$1,028

The following table presents total assets by segment:

(dollars in millions)	September 30, 2017	December 31, 2016
Assets:
North America	$21,094	$20,818
EMEA	1,766	1,639
Latin America	2,387	2,304
Other	126	127

Total Assets	$25,373	$24,888

The changes in the carrying amount of goodwill by segment during the nine months ended September 30, 2017 were as follows:

(dollars in millions)	North America	EMEA	Latin America	Total
Balance at December 31, 2016	$7,024	$109	$596	$7,729
Effect of foreign currency rate change	—	12	—	12

Balance at September 30, 2017	$7,024	$121	$596	$7,741

There were no events or changes in circumstances during the first three and nine months of 2017 that indicated the carrying value of goodwill may not be recoverable.

(10) Commitments, Contingencies and Other Items

We are subject to various legal proceedings and other contingent liabilities that individually or in the aggregate could materially affect our financial condition, future results of operations or cash flows. Amounts accrued for such contingencies aggregate to $93 million and are included in “Other” current liabilities and “Other Liabilities” in our Consolidated Balance Sheet at September 30, 2017. The establishment of an accrual does not mean that actual funds have been set aside to satisfy a given contingency. Thus, the resolution of a particular contingency for the amount accrued would have no effect on our results of operations but could materially adversely affect our cash flows for the affected period.

We review our accruals at least quarterly and adjust them to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. Below is a description of material legal proceedings and other contingencies pending at September 30, 2017. Although we believe we have accrued for these matters in accordance with the accounting guidance for contingencies, contingencies are inherently unpredictable and it is possible that results of operations or cash flows could be materially and adversely affected in any particular period by unfavorable developments in, or resolution or disposition of, one or more of these matters. For those contingencies in respect of which we believe it is reasonably possible that a loss may result that is materially in excess of the accrual (if any) established for the matter, we have either provided an estimate of such possible loss or range of loss or included a statement that such an estimate cannot be made. In addition to the contingencies described below, we are party to many other legal proceedings and contingencies, the resolution of which is not expected to materially affect our financial condition or future results of operations beyond the amounts accrued.

Rights-of-Way Litigation

We are party to a number of purported class action lawsuits involving our right to install fiber optic cable network in railroad right-of-ways adjacent to plaintiffs’ land. In general, we obtained the rights to construct our networks from railroads, utilities, and others, and have installed our networks along the rights-of-way so granted. Plaintiffs in the purported class actions assert that they are the owners of lands over which the fiber optic cable networks pass, and that the railroads, utilities and others who granted us the right to construct and maintain our network did not have the legal authority to do so. The complaints seek damages on theories of trespass, unjust enrichment and slander of title and property, as well as punitive damages. We have also received, and may in the future receive, claims and demands related to rights-of-way issues similar to the issues in these cases that may be based on similar or different legal theories. We have defeated motions for class certification in a number of these actions but expect that, absent settlement of these actions, plaintiffs in the pending lawsuits will continue to seek certification of statewide or multi-state classes. The only lawsuit in which a class was certified against us, absent an agreed upon settlement, occurred in Koyle, et. al. v. Level 3 Communications, Inc., et. al., a purported two state class action filed in the United States District Court for the District of Idaho. The Koyle lawsuit has been dismissed pursuant to a settlement reached in November 2010 as described further below.

We negotiated a series of class settlements affecting all persons who own or owned land next to or near railroad rights of way in which we have installed our fiber optic cable networks. The United States District Court for the District of Massachusetts in Kingsborough v. Sprint Communications Co. L.P. granted preliminary approval of the proposed settlement; however, on September 10, 2009, the court denied a motion for final approval of the settlement on the basis that the court lacked subject matter jurisdiction and dismissed the case.

In November 2010, we negotiated revised settlement terms for a series of state class settlements affecting all persons who own or owned land next to or near railroad rights of way in which we have installed our fiber optic cable networks. We are currently pursuing presentment of the settlement in applicable jurisdictions. The settlements, affecting current and former landowners, have received final federal court approval in all but one of the applicable states and the parties are actively engaged in, or have completed, the claims process for the vast majority of the applicable states, including payment of claims. We continue to seek approval in the remaining state.

Management believes that Level 3 has substantial defenses to the claims asserted in the remaining state and intends to defend them vigorously if a satisfactory settlement is not ultimately approved for the affected landowners.

Peruvian Tax Litigation

Beginning in 2005, one of our Peruvian subsidiaries received a number of assessments for tax, penalties and interest for calendar years 2001 and 2002. Peruvian tax authorities (“SUNAT”) took the position that the Peruvian subsidiary incorrectly documented its importations resulting in additional income tax withholding and value-added taxes (“VAT”). The total amount of the asserted claims, including potential interest and penalties, was $26 million, consisting of $3 million for income tax withholding in connection with the import of services for calendar years 2001 and 2002, $7 million for VAT in connection with the import of services for calendar years 2001 and 2002, and $16 million in connection with the disallowance of VAT credits for periods beginning in 2005. After taking into account the developments described below, as well as the accrued interest and foreign exchange effects, the total amount of exposure is $16 million at September 30, 2017.

We challenged the tax assessments during 2005 by filing administrative claims before SUNAT. During August 2006 and June 2007, SUNAT rejected our administrative claims, thereby confirming the assessments. Appeals were filed in September 2006 and July 2007 with the Tribunal Fiscal, the highest level of administrative review, which is not part of the Peru judiciary (the “Tribunal”). The 2001 and 2002 assessed withholding tax assessments were resolved in our favor in separate administrative resolutions; however, the penalties with respect to withholding tax remain at issue in the administrative appeals.

In October 2011, the Tribunal issued its administrative resolution with respect to the calendar year 2002 tax period regarding VAT, associated penalties and penalties associated with withholding taxes, deciding the central issue underlying the assessments in the government’s favor, while confirming the assessment in part and denying a portion of the assessment on procedural grounds. We appealed the Tribunal’s October 2011 administrative resolutions to the judicial court in Peru. In September 2014, the first judicial court rendered a decision largely in our favor on the central issue underlying the assessments. SUNAT appealed the court’s decision to the next judicial level. The court of appeal remanded the case to the first judicial court for further development of the facts and legal analysis supporting its decision. In April 2016, the first judicial level rendered a decision in our favor on the central issue underlying the assessments. SUNAT has appealed the substantive issue to the next judicial level. We also appealed certain procedural points. In May 2017, the court of appeal issued a decision reversing the favorable decision reached by the first judicial level. In June 2017, we filed an appeal of the decision to the Supreme Court of Justice, the final judicial level.

In October 2013, the Tribunal notified us of its July 2013 administrative resolution with respect to the calendar year 2001 tax period regarding VAT, associated penalties and penalties associated with withholding taxes, determining the central issue underlying the assessments in the government’s favor, while confirming the assessment in part and denying a portion of the assessment on procedural grounds. We appealed the Tribunal’s July 2013 administrative resolutions to the judicial court in Peru. In April 2015, the first judicial court rendered a decision largely in SUNAT’s favor on the central issue underlying the assessments. We appealed the court’s decision to the next judicial level. In April 2016, the court of appeal rendered a decision that declared null the April 2015 decision and remanded the case to the first judicial court for further development of the facts and legal analysis supporting its decision. In June 2017, the first judicial court issued a ruling against us primarily based on the same grounds from the original decision. In June 2017, we filed an appeal with the court of appeal. An oral hearing took place before the court of appeals on October 18, 2017. A decision on this case is pending.

In December 2013, SUNAT initiated an audit of calendar year 2001. In June 2014, we were served with SUNAT’s assessments of the 2001 VAT credits declared null by the Tribunal and the corresponding fine. In July 2014, we challenged these assessments by filing administrative claims before SUNAT. In January 2015, SUNAT rejected the administrative claims, thereby confirming the assessments. We filed an appeal with the Tribunal in February 2015. In May 2015, the Tribunal notified us of its administrative resolution declaring the assessments and corresponding fines null. The time for SUNAT to appeal this resolution has closed. Under local practice, notification of an appeal can take several months. Counsel confirmed in the first quarter of 2016 that SUNAT has not filed an appeal to the resolution. Nevertheless, SUNAT retains the right to reissue the assessments declared null or start a new audit. However, we are under no obligation to provide additional information and any fine issued by SUNAT based on the same information that it has already used in the past would be declared null. Accordingly, in March 2016, we released an accrual of approximately $15 million for an assessment and associated interest.

In addition, based on a change in legal interpretation by the Peruvian judicial courts, the statute of limitations with respect to the 2001 fines has expired. Accordingly, in the fourth quarter of 2016, we released an accrual of approximately $11 million of fines and associated interest.

Employee Severance and Contractor Termination Disputes

A number of former employees and third-party contractors have asserted a variety of claims in litigation against certain of our Latin American subsidiaries for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts, unpaid performance bonuses, property damages, moral damages and related statutory penalties, fines, costs and expenses (including accrued interest, attorneys’ fees and statutorily mandated inflation adjustments) as a result of their separation from us or termination of service relationships. We are vigorously defending ourselves against the asserted claims, which aggregate to approximately $30 million at September 30, 2017.

Brazilian Tax Claims

In December 2004, March 2009, April 2009 and July 2014, the São Paulo state tax authorities issued tax assessments against one of our Brazilian subsidiaries for the Tax on Distribution of Goods and Services (“ICMS”) with respect to revenue from leasing movable properties (in the case of the December 2004, March 2009 and July 2014 assessments) and revenue from the provision of Internet access services (in the case of the April 2009 and July 2014 assessments), by treating such activities as the provision of communications services, to which the ICMS tax applies. During the third quarter of 2014, we released an accrual of $6 million for tax, penalty and associated interest corresponding to the ICMS applicable on the provision of Internet access services due to the expiration of the statute of limitations for the January 2008 to June 2009 tax periods. In September 2002, July 2009 and May 2012, the Rio de Janeiro state tax authorities issued tax assessments to the same Brazilian subsidiary on similar issues. We have filed objections to these assessments, arguing that the lease of assets and the provision of Internet access are not communication services subject to ICMS. The objections to the September 2002, December 2004 and March 2009 assessments were rejected by the respective state administrative courts, and we have appealed those decisions to the judicial courts. In October 2012 and June 2014, we received favorable rulings from the lower court on the December 2004 and March 2009 assessments regarding equipment leasing, but those rulings are subject to appeal by the state. No ruling has been obtained with respect to the September 2002 assessment. The objections to the April and July 2009 and May 2012 assessments are still pending final administrative decisions. The July 2014 assessment was confirmed during the fourth quarter of 2014 at the first administrative level and we appealed this decision to the second administrative level. During the fourth quarter of 2014, we entered into an amnesty with the Rio de Janeiro state tax authorities with respect to potential ICMS liability for the 2008 tax period. As a result, we paid $5 million and released an accrual of $3 million of tax corresponding to the ICMS applicable on the provision of Internet access services in the fourth quarter of 2014.

We are vigorously contesting all such assessments in both states and, in particular, view the assessment of ICMS on revenue from leasing movable properties to be without merit. Nevertheless, we believe it is reasonably possible that these assessments could result in a loss of up to $54 million at September 30, 2017 in excess of the accruals established for these matters.

Other Matters

Level 3 has recently been notified of a qui tam action pending against Level 3 Communications, Inc., certain former employees and others in the United States District Court for the Eastern District of Virginia (United States of America ex rel., Stephen Bishop v. Level 3 Communications, Inc. et al., Case No. 1:13-cv-1453). Certain statutes permit private citizens, called “relators”, to institute civil proceedings alleging violations of those statutes. These qui tam cases are typically sealed by the court at the time of filing. The original qui tam complaint was filed under seal on November 26, 2013, and an amended complaint was filed under seal on June 16, 2014. The court unsealed the complaints on October 26, 2017.

The amended complaint alleges that Level 3, principally through two former employees, submitted false claims and made false statements to the government in connection with two government contracts. The relator seeks damages in this lawsuit of approximately $50 million, subject to trebling, plus statutory penalties, pre-and-post judgment interest, and attorney’s fees. The case is currently stayed.

As we have only recently been made aware of the content of the amended complaint, we are evaluating our defenses to the claims. At this time, we do not believe it is probable we will incur a material loss. If, contrary to our expectations, the plaintiff prevails in this matter and proves damages at or near $50 million, and is successful in having those damages trebled, the outcome could have a material adverse effect on our results of operations in the period in which a liability is recognized and on our cash flows for the period in which any damages are paid.

The two former Level 3 employees named in the qui tam amended complaint and others were also indicted in the United States District Court for the Eastern District of Virginia on October 3, 2017, and charged with, among other things, accepting kickbacks from a subcontractor, who was also indicted, for work to be performed under a prime government contract. The company is fully cooperating in the government’s investigations in this matter.

Letters of Credit

It is customary for us to use various financial instruments in the normal course of business. These instruments include letters of credit. Letters of credit are conditional commitments issued on our behalf in accordance with specified terms and conditions. As of September 30, 2017 and December 31, 2016, we had outstanding letters of credit or other similar obligations of approximately $36 million and $39 million, respectively, of which $29 million and $33 million are collateralized by cash that is reflected on the Consolidated Balance Sheets as restricted cash and securities. We do not believe exposure to loss related to our letters of credit is material.

(11) Condensed Consolidating Financial Information

Level 3 Financing, Inc., a wholly owned subsidiary, has issued Senior Notes that are unsecured obligations of Level 3 Financing, Inc.; however, they are also fully and unconditionally and jointly and severally guaranteed on an unsecured senior basis by Level 3 Parent, LLC and Level 3 Communications, LLC.

In conjunction with the registration of the Level 3 Financing, Inc. Senior Notes, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.”

The operating activities of the separate legal entities included in our Consolidated Financial Statements are interdependent. The accompanying condensed consolidating financial information presents the statements of comprehensive income, balance sheets and statements of cash flows of each legal entity and, on an aggregate basis, the other non-guarantor subsidiaries based on amounts incurred by such entities, and is not intended to present the operating results of those legal entities on a stand-alone basis. Level 3 Communications, LLC leases equipment and certain facilities from other wholly owned subsidiaries of Level 3 Parent, LLC. These transactions are eliminated in our consolidated results.

Condensed Consolidating Statements of Comprehensive Income (Loss)

Three Months Ended September 30, 2017

	Level 3 Parent, LLC	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$932	$1,168	$(41)	$2,059
Costs and Expense:
Network Access Costs	—	—	329	390	(41)	678
Network Related Expenses	—	—	254	91	—	345
Depreciation and Amortization	—	—	114	219	—	333
Selling, General and Administrative Expenses	2	1	272	73	—	348

Total Costs and Expenses	2	1	969	773	(41)	1,704

Operating Income (Loss)	(2)	(1)	(37)	395	—	355
Other Income (Expense):
Interest income	—	—	6	—	—	6
Interest expense	(9)	(121)	—	(4)	—	(134)
Interest income (expense) affiliates, net	377	562	(868)	(71)	—	—
Equity in net earnings (losses) of subsidiaries	(212)	(614)	215	—	611	—
Other, net	—	—	12	(6)	—	6

Total Other Income (Expense)	156	(173)	(635)	(81)	611	(122)

Income (Loss) before Income Taxes	154	(174)	(672)	314	611	233
Income Tax Benefit (Expense)	3	(38)	(1)	(40)	—	(76)

Net Income (Loss)	157	(212)	(673)	274	611	157
Other Comprehensive Income (Loss), Net of
Income Taxes	44	—	—	44	(44)	44

Comprehensive Income (Loss)	$201	$(212)	$(673)	$318	$567	$201

Condensed Consolidating Statements of Comprehensive Income (Loss)

Nine Months Ended September 30, 2017

	Level 3 Parent, LLC	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$2,785	$3,499	$(116)	$6,168
Costs and Expense:
Network Access Costs	—	—	991	1,169	(116)	2,044
Network Related Expenses	—	—	743	275	—	1,018
Depreciation and Amortization	—	—	327	656	—	983
Selling, General and Administrative Expenses	4	3	843	228	—	1,078

Total Costs and Expenses	4	3	2,904	2,328	(116)	5,123

Operating Income (Loss)	(4)	(3)	(119)	1,171	—	1,045
Other Income (Expense):
Interest income	—	—	11	—	—	11
Interest expense	(27)	(358)	(2)	(13)	—	(400)
Interest income (expense) affiliates, net	1,132	1,703	(2,605)	(230)	—	—
Equity in net earnings (losses) of subsidiaries	(703)	(1,892)	618	—	1,977	—
Other, net	—	(44)	16	(7)	—	(35)

Total Other Income (Expense)	402	(591)	(1,962)	(250)	1,977	(424)

Income (Loss) before Income Taxes	398	(594)	(2,081)	921	1,977	621
Income Tax Benefit (Expense)	8	(109)	(2)	(112)	—	(215)

Net Income (Loss)	406	(703)	(2,083)	809	1,977	406
Other Comprehensive Income (Loss), Net of Income Taxes	106	—	—	106	(106)	106

Comprehensive Income (Loss)	$512	$(703)	$(2,083)	$915	$1,871	$512

Condensed Consolidating Statements of Comprehensive Income (Loss)

Three Months Ended September 30, 2016

	Level 3 Parent, LLC	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
			(dollars in millions)
Revenue	$—	$—	$907	$1,160	$(34)	$2,033
Costs and Expense:
Network Access Costs	—	—	330	379	(34)	675
Network Related Expenses	—	—	242	95	—	337
Depreciation and Amortization	—	—	100	219	—	319
Selling, General and Administrative Expenses	1	1	262	84	—	348

Total Costs and Expenses	1	1	934	777	(34)	1,679

Operating (Loss) Income	(1)	(1)	(27)	383	—	354
Other Income (Expense):
Interest income	—	—	1	—	—	1
Interest expense	(9)	(124)	(1)	(5)	—	(139)
Interest income (expense) affiliates, net	342	526	(804)	(64)	—	—
Equity in net earnings (losses) of subsidiaries	(193)	(539)	169	—	563	—
Other, net	—	—	(1)	2	—	1

Total Other Income (Expense)	140	(137)	(636)	(67)	563	(137)

Income (Loss) before Income Taxes	139	(138)	(663)	316	563	217
Income Tax Expense	4	(55)	—	(23)	—	(74)

Net Income (Loss)	143	(193)	(663)	293	563	143
Other Comprehensive Income (Loss), Net of
Income Taxes	(15)	—	—	(15)	15	(15)

Comprehensive Income (Loss)	$128	$(193)	$(663)	$278	$578	$128

Condensed Consolidating Statements of Comprehensive Income (Loss)

Nine Months Ended September 30, 2016

	Level 3 Parent, LLC	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
			(dollars in millions)
Revenue	$—	$—	$2,652	$3,590	$(102)	$6,140
Costs and Expense:
Network Access Costs	—	—	965	1,182	(102)	2,045
Network Related Expenses	—	—	716	298	—	1,014
Depreciation and Amortization	—	—	280	650	—	930
Selling, General and Administrative Expenses	3	4	775	279	—	1,061

Total Costs and Expenses	3	4	2,736	2,409	(102)	5,050

Operating (Loss) Income	(3)	(4)	(84)	1,181	—	1,090
Other Income (Expense):
Interest income	—	—	2	1	—	3
Interest expense	(27)	(380)	(2)	(5)	—	(414)
Interest income (expense) affiliates, net	1,027	1,585	(2,407)	(205)	—	—
Equity in net earnings (losses) of subsidiaries	(581)	(1,568)	569	—	1,580	—
Other, net	—	(39)	2	(17)	—	(54)

Total Other Income (Expense)	419	(402)	(1,836)	(226)	1,580	(465)

Income (Loss) before Income Taxes	416	(406)	(1,920)	955	1,580	625
Income Tax Expense	11	(175)	(2)	(32)	—	(198)

Net Income (Loss)	427	(581)	(1,922)	923	1,580	427
Other Comprehensive Income (Loss), Net of
Income Taxes	8	—	—	8	(8)	8

Comprehensive Income (Loss)	$435	$(581)	$(1,922)	$931	$1,572	$435

Condensed Consolidating Balance Sheets

September 30, 2017

	Level 3 Parent, LLC	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$14	$—	$2,141	$97	$—	$2,252
Restricted cash and securities	—	—	1	4	—	5
Receivables, less allowances for doubtful accounts	—	—	25	725	—	750
Due from affiliates	18,214	22,749	—	3,253	(44,216)	—
Other	—	—	110	26	—	136
Total Current Assets	18,228	22,749	2,277	4,105	(44,216)	3,143

Property, Plant, and Equipment, net	—	—	4,204	6,281	—	10,485
Restricted Cash and Securities	19	—	10	—	—	29
Goodwill and Other Intangibles, net	—	—	352	8,150	—	8,502
Investment in Subsidiaries	16,947	17,141	3,626	—	(37,714)	—
Deferred Tax Assets	58	2,577	—	527	—	3,162
Other Assets, net	—	—	18	34	—	52

Total Assets	$35,252	$42,467	$10,487	$19,097	$(81,930)	$25,373

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$1	$331	$372	$—	$704
Current portion of long-term debt	—	—	2	5	—	7
Accrued payroll and employee benefits	—	—	216	31	—	247
Accrued interest	3	86	—	6	—	95
Current portion of deferred revenue	—	—	128	148	—	276
Due to affiliates	—	—	44,216	—	(44,216)	—
Other	—	(1)	92	48	—	139

Total Current Liabilities	3	86	44,985	610	(44,216)	1,468
Long-Term Debt, less current portion	593	9,820	13	160	—	10,586
Deferred Revenue, less current portion	—	—	843	289	—	1,132
Other Liabilities	16	—	185	436	—	637
Commitments and
Contingencies
Stockholders’ Equity (Deficit)	34,640	32,561	(35,539)	17,602	(37,714)	11,550

Total Liabilities and Stockholders’ Equity (Deficit)	$35,252	$42,467	$10,487	$19,097	$(81,930)	$25,373

Condensed Consolidating Balance Sheets

December 31, 2016

	Level 3 Parent, LLC	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$15	$—	$1,700	$104	$—	$1,819
Restricted cash and securities	—	—	1	6	—	7
Receivables, less allowances for doubtful accounts	—	—	26	686	—	712
Due from affiliates	17,032	21,715	—	2,180	(40,927)	—
Other	—	—	87	28	—	115

Total Current Assets	17,047	21,715	1,814	3,004	(40,927)	2,653
Property, Plant, and Equipment, net	—	—	3,869	6,270	—	10,139
Restricted Cash and Securities	22	—	9	—	—	31
Goodwill and Other Intangibles, net	—	—	353	8,291	—	8,644
Investment in Subsidiaries	16,869	17,599	3,674	—	(38,142)	—
Deferred Tax Assets	51	2,687	—	632	—	3,370
Other Assets, net	—	—	16	35	—	51

Total Assets	$33,989	$42,001	$9,735	$18,232	$(79,069)	$24,888

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$—	$307	$399	$—	$706
Current portion of long-term debt	—	—	2	5	—	7
Accrued payroll and employee benefits	—	—	160	35	—	195
Accrued interest	11	110	—	8	—	129
Current portion of deferred revenue	—	—	116	150	—	266
Due to affiliates	—	—	40,927	—	(40,927)	—
Other	—	—	127	41	—	168

Total Current Liabilities	11	110	41,639	638	(40,927)	1,471
Long-Term Debt, less current portion	592	10,108	13	164	—	10,877
Deferred Revenue, less current portion	—	—	719	282	—	1,001
Other Liabilities	16	—	155	451	—	622
Commitments and Contingencies
Stockholders’ Equity (Deficit)	33,370	31,783	(32,791)	16,697	(38,142)	10,917

Total Liabilities and Stockholders’ Equity (Deficit)	$33,989	$42,001	$9,735	$18,232	$(79,069)	$24,888

Condensed Consolidating Statements of Cash Flows

Nine Months Ended September 30, 2017

	Level 3 Parent, LLC	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
			(dollars in millions)
Net Cash Provided by (Used in)
Operating Activities	$(32)	$(378)	$698	$1,503	$—	$1,791
Cash Flows from Investing
Activities:
Capital expenditures	—	—	(614)	(404)	—	(1,018)
Decrease (increase) in restricted cash and securities, net	3	—	(1)	2	—	4
Purchases of marketable securities	—	—	(1,127)	—	—	(1,127)
Maturity of marketable securities	—	—	1,127	—	—	1,127
Proceeds from the sale of property, plant and equipment and other assets	—	—	1	—	—	1

Net Cash Provided by (Used in) Investing Activities	3	—	(614)	(402)	—	(1,013)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	4,569	—	—	—	4,569
Payments on and repurchases of long-term debt and capital leases	—	(4,911)	1	(7)	—	(4,917)
Increase (decrease) due from/to affiliates, net	28	720	356	(1,104)	—	—

Net Cash Provided by (Used in) Financing Activities	28	378	357	(1,111)	—	(348)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	—	3	—	3

Net Change in Cash and Cash Equivalents	(1)	—	441	(7)	—	433
Cash and Cash Equivalents at Beginning of Period	15	—	1,700	104	—	1,819

Cash and Cash Equivalents at End of Period	$14	$—	$2,141	$97	$—	$2,252

Condensed Consolidating Statements of Cash Flows

Nine Months Ended September 30, 2016

	Level 3 Parent, LLC	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Non- Guarantor Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in)
Operating Activities	$(35)	$(332)	$489	$1,664	$—	$1,786
Cash Flows from Investing Activities:
Capital expenditures	—	—	(537)	(491)	—	(1,028)
Decrease in restricted cash and securities, net	5	—	6	—	—	11
Proceeds from the sale of property, plant and equipment and other assets	—	—	—	1	—	1

Net Cash Used in Investing Activities	5	—	(531)	(490)	—	(1,016)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	764	—	—	—	764
Payments on and repurchases of long-term debt and capital leases	—	(806)	(1)	(11)	—	(818)
Increase (decrease) due from/to affiliates, net	34	368	798	(1,200)	—	—

Net Cash Provided by (Used in) Financing Activities	34	326	797	(1,211)	—	(54)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	—	(1)	—	(1)

Net Change in Cash and Cash Equivalents	4	(6)	755	(38)	—	715
Cash and Cash Equivalents at Beginning of Period	12	6	727	109	—	854

Cash and Cash Equivalents at End of Period	$16	$—	$1,482	$71	$—	$1,569